    As filed with the Securities and Exchange Commission on January 24, 1997

                                          Registration No. 333-
                                                               -----------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                -----------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        INTERNATIONAL META SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                                33-0146747
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

100 NORTH SEPULVEDA BOULEVARD,                                       90245
          SIXTH FLOOR                                              (Zip Code)
     EL SEGUNDO, CALIFORNIA
(Address of Principal Executive Offices)


                        INTERNATIONAL META SYSTEMS, INC.
                             1996 STOCK OPTION PLAN
                            (Full title of the plan)

                           GEORGE W. SMITH, PRESIDENT
                        INTERNATIONAL META SYSTEMS, INC.
                   100 NORTH SEPULVEDA BOULEVARD, SIXTH FLOOR
                          EL SEGUNDO, CALIFORNIA 90245
                     (Name and address of agent for service)

                                 (310) 524-9300
          (Telephone number, including area code, of agent for service)

                                   Copies to:
                            DAVID A. EBERSHOFF, ESQ.
                           FULBRIGHT & JAWORSKI L.L.P.
                            865 SOUTH FIGUEROA STREET
                               TWENTY NINTH FLOOR
                          LOS ANGELES, CALIFORNIA 90017


                                                   CALCULATION OF REGISTRATION FEE
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                                                                                      Proposed
                                                                  Proposed             maximum
                                            Amount to be      maximum offering    aggregate offering      Amount of
Title of securities to be registered         registered        price per share          price         registration fee
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
Common Stock, $.00001 par value             4,500,000(1)          $1.7187(2)         $7,734,150           $2,344
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

(1) Includes an indeterminable number of shares of Common Stock issuable as a result of the anti-dilution provisions of the 1996 Stock Option Plan.
(2) Pursuant to Rule 457(c) and (h), the proposed maximum offering price is estimated, solely for the purpose of determining the registration fee, on the basis of the average of the bid and asked prices of the Common Stock on the OTC Electronic Bulletin Board on January 21, 1997.

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

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          International Meta Systems, Inc. (the "Company" or "Registrant") incorporates by reference in this Registration Statement the following documents:

               (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

               (b) The Registrant's quarterly report on Form 10-QSB for the quarter ended September 30, 1996.

               (c)  All other reports filed by the Registrant pursuant to
          Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1995.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

          The authorized capital stock of the Company consists of 70,000,000 shares of Common Stock, par value $.00001 per share. At November 30, 1996, the Company had 37,467,249 shares of Common Stock issued and outstanding.

     All outstanding shares of Common Stock are, and the shares to be issued as contemplated herein will be, fully paid and nonassessable. As a class, holders of the Common Stock are entitled to one vote per share in all matters to be voted upon by the stockholders. Holders of Common Stock are entitled to receive such dividends when and as declared by the Board of Directors out of the surplus or net profits of the Company legally available therefor, equally, on a share for share basis, however, the Company does not anticipate paying dividends in the near future. In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally on a share for share basis, in all assets remaining after payment of liabilities, subject to prior distribution rights of any other classes or series of capital stock then outstanding. The Common Stock has no preemptive rights and is neither redeemable nor convertible, and there are no sinking fund provisions.
As of November 30, 1996, the Company's 37,467,249 shares of Common Stock outstanding were held by 810 stockholders of record.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Company's Restated Certificate of Incorporation contains a provision that eliminates the personal liability of a director to the Company and its stockholders for monetary damages for breach of his fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. If a director were to breach such duty in performing his duties as a director, neither the Company nor its stockholders could recover monetary damages from the director, and the only course of action available to the Company's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in the Company's Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and the Company would have no effective remedy against the directors. Under the Company's Restated Certificate of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of the Company's stock under
Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

          Under Article V of the Company's Bylaws as currently in effect, each person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law.

          Under Delaware law, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is or was a director or officer of the Company, or serves or served any other enterprise or organization at the request of the Company, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

          Under Delaware law, to the extent an indemnified person is not successful in defense of a third party civil suit or a criminal suit, or if such suit is settled, such person shall be indemnified against both (i) expenses, including attorneys' fees, and (ii) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful, except that if such person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fully and reasonably entitled to indemnity for such expenses.

          The Company maintains insurance to protect officers and directors from certain liabilities, including liabilities against which the Company cannot indemnify its directors and officers.

          The Company has entered into indemnification agreements with each of the directors of the Company. Pursuant to such agreements, the Company will agree to indemnify and hold each such director harmless to the fullest extent permitted by law, from any loss, damage or liability incurred in the course of his respective service as a director of the Company. The amount paid by the Company is reducible by the amount of insurance paid to or on behalf of such director with respect to any event giving rise to indemnification. Each such director's right to indemnification is to survive his respective death or termination as director.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

          4.1  Restated Certificate of Incorporation of the Registrant.

          4.2  Bylaws of the Registrant.

          4.3  International Meta Systems, Inc. 1996 Stock Option Plan.

          5.1 Opinion of Fulbright & Jaworski L.L.P. as to the legality of the securities being registered.

          23.1 Consent of Fulbright & Jaworski L.L.P. (included as part of
               Exhibit 5.1).

          23.2 Consent of Singer, Lewak, Greenbaum & Goldstein LLP.

          24.1 Power of attorney (contained on page 7 hereof).

ITEM 9.   UNDERTAKINGS.

          A.        The undersigned Registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) To reflect in the prospectus any facts or events
                    arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                    Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George W. Smith and Paul Sefchek, and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California on the 16th day of January, 1997.

                                         INTERNATIONAL META SYSTEMS, INC.



                                         By           George W. Smith
                                           -------------------------------------
                                                      George W. Smith
                                           President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                        Title                         Date
----------------------     --------------------------       --------------------
----------------------     --------------------------       --------------------


George W. Smith            President, Chief Executive       January 16, 1997
----------------------     Officer and Director
George W. Smith            (Principal Executive
                           Officer)


Paul Sefchek               Vice President-Finance           January 16, 1997
----------------------     and Chief Financial
Paul Sefchek               Officer (Principal
                           Financial Officer)


Martin Albert              Director                         January 16, 1997
----------------------
Martin Albert


Sigmund Hartmann           Director                         January 16, 1997
----------------------
Sigmund Hartmann

Frank LaChappelle          Director                         January 16, 1997
----------------------
Frank LaChappelle


Philip Neches              Director                         January 16, 1997
----------------------
Philip Neches


Masahiro Tsuchiya          Director                         January 16, 1997
----------------------
Masahiro Tsuchiya

                                  EXHIBIT INDEX


Exhibit Number                     Description                       Page Number
--------------         -----------------------------------          ------------
 4.1 Restated Certificate of Incorporation of the Registrant.

 4.2                Bylaws of the Registrant.

 4.3                International Meta Systems, Inc. 1996
                    Stock Option Plan.

 5.1                Opinion of Fulbright & Jaworski L.L.P.
                    as to the legality of the securities being registered.

 23.1               Consent of Fulbright & Jaworski L.L.P.
                    (included as part of Exhibit 5.1).

 23.2               Consent of Singer, Lewak, Greenbaum &
                    Goldstein LLP.

 24.1               Power of attorney (contained on page
                    7 hereof).